Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST MIDWEST BANCORP, INC. ANNOUNCES
2018 THIRD QUARTER RESULTS
CHICAGO, IL, October 23, 2018 - First Midwest Bancorp, Inc. (the "Company" or "First Midwest") (NASDAQ NGS: FMBI), the holding company of First Midwest Bank (the "Bank"), today reported results of operations and financial condition for the third quarter of 2018. Net income for the third quarter of 2018 was $53.4 million, or $0.52 per share, compared to $29.6 million, or $0.29 per share, for the second quarter of 2018, and $38.2 million, or $0.37 per share, for the third quarter of 2017.
Reported results for the third quarter of 2018 were impacted by certain income tax benefits aligned with federal income tax reform legislation ("tax reform"). In addition, both the third and second quarters of 2018 were impacted by implementation costs related to the Company's Delivering Excellence initiative ("Delivering Excellence") and reported results for the third quarter of 2017 were impacted by the revaluation of deferred tax assets ("DTAs"), certain actions related to the securities portfolio, and acquisition and integration related expenses. For additional detail on these adjustments, see the "Non-GAAP Financial Information" section presented later in this release.
Earnings per share ("EPS"), adjusted(1) was $0.46 for the third quarter of 2018, compared to $0.40 for the second quarter of 2018 and $0.33 for the third quarter of 2017.
SELECT THIRD QUARTER HIGHLIGHTS

•
Generated EPS of $0.52 compared to $0.29 and $0.37 for the second quarter of 2018 and third quarter of 2017, respectively, includes $0.08 due to certain income tax benefits and $0.02 due to Delivering Excellence implementation costs.

◦	Increased EPS, adjusted(1) to $0.46, up 15% from the second quarter of 2018 and 39% from the third quarter of 2017.

◦
Produced returns on average tangible common equity, adjusted(1) of 16.5% for the third quarter of 2018, up 170 basis points and 410 basis points from the second quarter of 2018 and third quarter of 2017, respectively.

•	Grew loans to $11 billion, up 6%, annualized, from June 30, 2018 and 6% from September 30, 2017.

•	Increased total average deposits to $11.6 billion, up 2% from the second quarter of 2018 and 4% from the third quarter of 2017.

•	Expanded net interest income and margin to $132 million and 3.92%, respectively, up 4% and 1 basis point from the second quarter of 2018 and 10% and 6 basis points from the third quarter of 2017.

•	Improved efficiency ratio(1) to 56%, down from 60% in the second quarter of 2018 and 59% in the third quarter of 2017.

•	Reduced net charge-offs to average loans, annualized, to 29 basis points, down from 36 basis points for the second quarter of 2018 and 30 basis points for the third quarter of 2017.

•	Increased common equity Tier 1 capital to 9.93%, up 25 basis points from the second quarter of 2018 and 51 basis points from the third quarter of 2017.

•
Completed the acquisition of Northern States Financial Corporation on October 12, 2018, subsequent to the third quarter of 2018, adding approximately $550 million in total assets and $465 million of deposits, of which 75% were core deposits.

"Operating performance for the quarter was strong, reflecting successful execution on multiple business fronts," said Michael L. Scudder, Chairman of the Board, President, and Chief Executive Officer of the Company. "Our solid commercial loan production, the benefits of earning asset growth and higher interest rates on margins, controlled spending and tax reform resulted in comparative improvement in our underlying operating performance of 15% and 39% compared to the prior quarter and a year ago, respectively. Additionally, performance for the quarter was aided by a net $0.06 per share, largely due to the recognition of certain income tax benefits modestly offset by costs attendant to our Delivering Excellence initiative."
Mr. Scudder continued, "As we look ahead, our focus remains centered on helping our clients achieve financial success, meeting those needs with the superior service which they have come to expect and which sets us apart. Continued execution on our Delivering Excellence initiative, the strength of our core deposit foundation and business momentum leave us well positioned to benefit from a growing economy and evolving rate environment."

First Midwest Bancorp, Inc. | 8750 West Bryn Mawr Avenue | Suite 1300 | Chicago | Illinois | 60631

DELIVERING EXCELLENCE INITIATIVE
During the second and third quarters of 2018, the Company initiated certain actions in connection with its previously announced Delivering Excellence initiative. This initiative further demonstrates the Company's ongoing commitment to providing service excellence to its clients, as well as maximizing both the efficiency and scalability of its operating platform. Components of Delivering Excellence include improved delivery of services to clients through streamlined processes, the consolidation or closing of 19 locations, organizational realignments, and several revenue growth opportunities.
The Company expects to incur total pre-tax implementation costs associated with Delivering Excellence of $25 million, the majority of which will be recognized in 2018. The implementation of this initiative in the second and third quarters of 2018 resulted in pre-tax implementation costs of $15 million and $2 million, respectively, associated with property valuation adjustments on locations identified for closure, employee severance, and general restructuring and advisory services.
ACQUISITION
Northern States Financial Corporation
On October 12, 2018, the Company completed its acquisition of Northern States Financial Corporation ("Northern States"), the holding company for NorStates Bank, based in Waukegan, Illinois. At closing, the Company acquired approximately $550 million in total assets, $465 million in deposits, and $305 million in loans. The merger consideration totaled approximately $83 million and consisted of 3.3 million shares of Company stock. The Company expects that NorStates Bank will be merged with and into First Midwest Bank, with associated systems conversions completed, in early December 2018.

(1) These metrics are non-GAAP financial measures. For details on the calculation of these metrics, see the sections titled "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.

OPERATING PERFORMANCE
Net Interest Income and Margin Analysis
(Dollar amounts in thousands)

	Quarters Ended
	September 30, 2018			June 30, 2018			September 30, 2017
	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)	Average Balance	Interest	Yield/ Rate (%)
Assets
Other interest-earning assets	$162,646	$631	1.54	$147,996	$519	1.41	$237,727	$793	1.32
Securities(1)	2,245,784	14,533	2.59	2,165,091	13,322	2.46	1,961,382	11,586	2.36
Federal Home Loan Bank ("FHLB") and Federal Reserve Bank ("FRB") stock	83,273	734	3.53	80,038	864	4.32	67,605	312	1.85
Loans(1)	10,980,916	134,768	4.87	10,788,285	128,422	4.77	10,277,420	119,267	4.60
Total interest-earning assets(1)	13,472,619	150,666	4.44	13,181,410	143,127	4.35	12,544,134	131,958	4.18
Cash and due from banks	196,382			197,025			194,149
Allowance for loan losses	(100,717)			(99,469)			(99,249)
Other assets	1,326,386			1,326,749			1,516,732
Total assets	$14,894,670			$14,605,715			$14,155,766
Liabilities and Stockholders' Equity
Savings deposits	$2,003,928	364	0.07	$2,060,066	373	0.07	$2,040,609	391	0.08
NOW accounts	2,164,018	2,151	0.39	2,065,530	1,472	0.29	2,039,593	809	0.16
Money market deposits	1,772,821	1,522	0.34	1,759,313	1,073	0.24	1,928,962	700	0.14
Time deposits	1,993,361	6,389	1.27	1,871,666	5,114	1.10	1,559,966	2,469	0.63
Borrowed funds	980,421	3,927	1.59	913,902	3,513	1.54	648,275	2,544	1.56
Senior and subordinated debt	195,526	3,152	6.40	195,385	3,140	6.45	194,961	3,110	6.33
Total interest-bearing liabilities	9,110,075	17,505	0.76	8,865,862	14,685	0.66	8,412,366	10,023	0.47
Demand deposits	3,624,520			3,621,645			3,574,012
Total funding sources	12,734,595		0.55	12,487,507		0.47	11,986,378		0.33
Other liabilities	250,745			227,481			313,741
Stockholders' equity - common	1,909,330			1,890,727			1,855,647
Total liabilities and stockholders' equity	$14,894,670			$14,605,715			$14,155,766
Tax-equivalent net interest income/margin(1)		133,161	3.92		128,442	3.91		121,935	3.86
Tax-equivalent adjustment		(1,134)			(1,039)			(2,042)
Net interest income (GAAP)(1)		$132,027			$127,403			$119,893
Impact of acquired loan accretion(1)		$4,565	0.13		$4,445	0.14		$7,581	0.24
Tax-equivalent net interest income/ margin, adjusted(1)		$128,596	3.79		$123,997	3.77		$114,354	3.62
(1) Interest income and yields on tax-exempt securities and loans are presented on a tax-equivalent basis, assuming the applicable federal income tax rate for each period presented. As a result, interest income and yields on tax-exempt securities and loans subsequent to December 31, 2017 are presented using the current federal income tax rate of 21% and prior periods are presented using the federal income tax rate applicable at that time of 35%. The corresponding income tax impact related to tax-exempt items is recorded in income tax expense. These adjustments have no impact on net income. See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
Net interest income for the third quarter of 2018 increased by 3.6% from the second quarter of 2018 and 10.1% compared to the third quarter of 2017. The rise in net interest income compared to both prior periods resulted primarily from the impact of higher interest rates and growth in loans and securities, partially offset by higher cost of funds. In addition, net interest income for the third quarter of 2018 benefited from an increase in the number of days compared to the second quarter of 2018. Compared to the third quarter of 2017, net interest income was impacted by lower acquired loan accretion.
Acquired loan accretion contributed $4.6 million, $4.4 million, and $7.6 million to net interest income for the third quarter of 2018, the second quarter of 2018, and the third quarter of 2017, respectively.
Tax-equivalent net interest margin for the current quarter was 3.92%, increasing 1 basis point from the second quarter of 2018 and 6 basis points from the third quarter of 2017. Compared to both prior periods, the benefit of higher interest rates and growth in interest-earning assets more than offset the rise in funding costs. In addition, compared to the third quarter of 2017, tax-equivalent net interest margin was negatively impacted by an 11 basis point decrease in acquired loan accretion and a 3 basis point reduction in the tax-equivalent adjustment as a result of lower federal income tax rates.
For the third quarter of 2018, total average interest-earning assets rose by $291.2 million from the second quarter of 2018 and $928.5 million from the third quarter of 2017. The increase compared to both prior periods resulted primarily from loan growth and security purchases.
Total average funding sources for the third quarter of 2018 increased by $247.1 million from the second quarter of 2018 and $748.2 million from the third quarter of 2017. The increase compared to both prior periods resulted primarily from time deposits and FHLB advances.
Noninterest Income Analysis
(Dollar amounts in thousands)

	Quarters Ended			September 30, 2018 Percent Change From
	September 30, 2018	June 30, 2018	September 30, 2017	June 30, 2018	September 30, 2017
Service charges on deposit accounts	$12,378	$12,058	$12,561	2.7	(1.5)
Wealth management fees	10,622	10,981	10,169	(3.3)	4.5
Card-based fees, net(1):
Card-based fees	5,975	6,270	5,992	(4.7)	(0.3)
Cardholder expenses	(1,852)	(1,876)	—	(1.3)	N/M
Card-based fees, net	4,123	4,394	5,992	(6.2)	(31.2)
Capital market products income	1,936	2,819	2,592	(31.3)	(25.3)
Mortgage banking income	1,657	1,736	2,246	(4.6)	(26.2)
Merchant servicing fees, net(1):
Merchant servicing fees	2,702	2,553	2,237	5.8	20.8
Merchant card expenses	(2,315)	(2,170)	—	6.7	N/M
Merchant servicing fees, net	387	383	2,237	1.0	(82.7)
Other service charges, commissions, and fees	2,399	2,455	2,508	(2.3)	(4.3)
Total fee-based revenues	33,502	34,826	38,305	(3.8)	(12.5)
Other income	2,164	2,121	1,846	2.0	17.2
Net securities gains	—	—	3,197	—	(100.0)
Total noninterest income(1)	$35,666	$36,947	$43,348	(3.5)	(17.7)
Accounting reclassification(1)	—	—	(3,699)	—	(100.0)
Net securities gains	—	—	(3,197)	—	(100.0)
Total noninterest income, adjusted(2)	$35,666	$36,947	$36,452	(3.5)	(2.2)
N/M – Not meaningful.
(1) As a result of accounting guidance adopted in the first quarter of 2018 (the "accounting reclassification"), certain noninterest income line items and the related noninterest expense line items that are presented on a gross basis for the prior year period are presented on a net basis in noninterest income for the current year periods. For further discussion of this guidance, see Note 2 of "Notes to the Consolidated Financial Statements" in Item 8 in the Company's Annual Report on Form 10-K for the year ended December 31, 2017.
(2) See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
Total noninterest income of $35.7 million was down by 3.5% and 17.7% from the second quarter of 2018 and the third quarter of 2017, respectively. In the first quarter of 2018, the Company adopted accounting guidance which impacted how cardholder and merchant card expenses are presented within noninterest income on a prospective basis. As a result, these expenses are presented on a net basis against the related noninterest income for the second and third quarters of 2018 versus a gross basis within noninterest expense for the third quarter of 2017. Excluding the accounting reclassification and net securities gains, noninterest income was down by 2.2% compared to third quarter of 2017.
The decrease in noninterest income compared to both prior periods was due primarily to lower capital market products income, which fluctuates from quarter to quarter based on the size and frequency of sales to corporate clients. Compared to the second quarter of 2018, higher transaction volumes in service charges on deposit accounts were offset by lower wealth management fees, both due to seasonality. The increase in wealth management fees compared to the third quarter of 2017 was driven primarily by continued sales of fiduciary and investment advisory services.
Mortgage banking income for the third quarter of 2018 resulted from sales of $61.3 million of 1-4 family mortgage loans in the secondary market, compared to $64.3 million in the second quarter of 2018 and $72.1 million in the third quarter of 2017.
Net securities gains of $3.2 million were recognized during the third quarter of 2017 as a result of the opportunistic repositioning of the securities portfolio.
Noninterest Expense Analysis
(Dollar amounts in thousands)

	Quarters Ended			September 30, 2018 Percent Change From
	September 30, 2018	June 30, 2018	September 30, 2017	June 30, 2018	September 30, 2017
Salaries and employee benefits:
Salaries and wages	$44,067	$46,256	$45,219	(4.7)	(2.5)
Retirement and other employee benefits	10,093	11,676	10,419	(13.6)	(3.1)
Total salaries and employee benefits	54,160	57,932	55,638	(6.5)	(2.7)
Net occupancy and equipment expense	13,183	13,651	12,115	(3.4)	8.8
Professional services	7,944	8,298	8,498	(4.3)	(6.5)
Technology and related costs	4,763	4,837	4,505	(1.5)	5.7
Advertising and promotions	3,526	2,061	1,852	71.1	90.4
Net other real estate owned ("OREO") expense	(413)	(256)	657	61.3	(162.9)
Other expenses	11,015	11,878	9,842	(7.3)	11.9
Delivering Excellence implementation costs	2,239	15,015	—	(85.1)	100.0
Acquisition and integration related expenses	60	—	384	100.0	(84.4)
Cardholder expenses(1)	—	—	1,962	—	(100.0)
Merchant card expenses(1)	—	—	1,737	—	(100.0)
Total noninterest expense(1)	$96,477	$113,416	$97,190	(14.9)	(0.7)
Delivering Excellence implementation costs	(2,239)	(15,015)	—	(85.1)	(100.0)
Acquisition and integration related expenses	(60)	—	(384)	(100.0)	(84.4)
Accounting reclassification(1)	—	—	(3,699)	—	(100.0)
Total noninterest expense, adjusted(2)	$94,178	$98,401	$93,107	(4.3)	1.2
(1) As a result of accounting guidance adopted in the first quarter of 2018, certain noninterest income line items and the related noninterest expense line items that are presented on a gross basis for the prior year period are presented on a net basis in noninterest income for the current year periods. For further discussion of this guidance, see Note 2 of "Notes to the Consolidated Financial Statements" in Item 8 in our Annual Report on Form 10-K for the year ended December 31, 2017.
(2) See the "Non-GAAP Financial Information" section presented later in this release for a discussion of this non-GAAP financial measure.
Total noninterest expense decreased by 14.9% compared to the second quarter of 2018 and was consistent with the third quarter of 2017. During the third and second quarters of 2018, noninterest expense was impacted by costs related to the implementation of the Delivering Excellence initiative, which include property valuation adjustments on locations identified for closure, employee severance, and general restructuring and advisory services. In the first quarter of 2018, the Company adopted accounting guidance which impacted how cardholder and merchant card expenses are presented within noninterest income on a prospective basis. As a result, these expenses are presented on a net basis against the related noninterest income for the second and third quarters of 2018 versus a gross basis within noninterest expense for the prior period. The third quarters of 2018 and 2017 were also impacted by acquisition and integration related expenses. Excluding these items, noninterest expense for the third quarter of 2018 was $94.2 million, down 4.3% from the second quarter of 2018 and up 1.2% from third quarter of 2017.
Compared to both prior periods, the decrease in salaries and employee benefits was driven primarily by the ongoing benefits of the Delivering Excellence initiative. In addition, salaries and employee benefits expense was elevated in the second quarter of 2018 due to the distribution of higher pension plan lump-sum payments to retired employees. Advertising and promotions expense increased compared to both prior periods as a result of the launch of a new marketing campaign and a contribution to the First Midwest Charitable Foundation.

Net occupancy and equipment expense increased compared to the third quarter of 2017 as a result of the Company's corporate headquarters relocation during the second quarter of 2018. The decrease in net OREO expense compared to the third quarter of 2017 was due mainly to higher levels of gains on sales of properties and a reduction in operating expenses.
For the second quarter of 2018, other expenses were elevated due to property valuation adjustments related to the Company's corporate headquarters relocation and other miscellaneous expenses. The increase in other expenses compared to the third quarter of 2017 resulted from higher other miscellaneous expenses associated with organizational growth.
INCOME TAXES
The Company's effective tax rate for the third quarter of 2018 was 11.0% compared to 24.7% for the second quarter of 2018 and 31.7% for the third quarter of 2017. The third quarter of 2018 was impacted by $7.8 million of certain income tax benefits aligned with tax reform. The Company's effective tax rate for the same period in 2017 was impacted by a $2.8 million income tax benefit due to changes in Illinois income tax rates. Excluding these items, the Company's effective tax rate for the third quarter of 2018 was 24.0%, compared to 24.7% for the second quarter of 2018 and 36.7% for the third quarter of 2017. The decrease in the effective tax rate from the third quarter of 2017 was driven by the reduction in the federal income tax rate from 35% to 21%, which became effective in the first quarter of 2018 as a result of tax reform.
LOAN PORTFOLIO AND ASSET QUALITY
Loan Portfolio Composition
(Dollar amounts in thousands)

	As of			September 30, 2018 Percent Change From
	September 30, 2018	June 30, 2018	September 30, 2017	June 30, 2018	September 30, 2017
Commercial and industrial	$3,994,142	$3,844,067	$3,462,612	3.9	15.4
Agricultural	432,220	433,175	437,721	(0.2)	(1.3)
Commercial real estate:
Office, retail, and industrial	1,782,757	1,834,918	1,960,367	(2.8)	(9.1)
Multi-family	698,611	703,091	711,101	(0.6)	(1.8)
Construction	632,779	633,601	545,666	(0.1)	16.0
Other commercial real estate	1,348,831	1,337,396	1,391,241	0.9	(3.0)
Total commercial real estate	4,462,978	4,509,006	4,608,375	(1.0)	(3.2)
Total corporate loans	8,889,340	8,786,248	8,508,708	1.2	4.5
Home equity	853,887	847,903	847,209	0.7	0.8
1-4 family mortgages	888,797	880,181	711,607	1.0	24.9
Installment	418,524	377,233	322,768	10.9	29.7
Total consumer loans	2,161,208	2,105,317	1,881,584	2.7	14.9
Total loans	$11,050,548	$10,891,565	$10,390,292	1.5	6.4
Total loans of $11.1 billion increased by 5.8%, annualized from June 30, 2018 and by 6.4% from September 30, 2017. Compared to both prior periods, growth in commercial and industrial loans, primarily within our sector-based lending and middle market business units, drove the rise in total corporate loans. The rise in construction loans compared to September 30, 2017 was due largely to line draws on existing credits. The overall decline in office, retail, and industrial loans compared to both prior periods and other commercial real estate loans compared to September 30, 2017 resulted primarily from the decision of certain customers to opportunistically sell their commercial business and investment real estate properties, as well as expected payoffs.
Growth in consumer loans compared to both prior periods benefited from organic production, as well as the impact of purchases of shorter-duration home equity and installment loans. Compared to September 30, 2017, growth in consumer loans also benefited from the purchase of 1-4 family mortgages.

Asset Quality
(Dollar amounts in thousands)

	As of			September 30, 2018 Percent Change From
	September 30, 2018	June 30, 2018	September 30, 2017	June 30, 2018	September 30, 2017
Asset quality
Non-accrual loans	$64,766	$53,475	$65,176	21.1	(0.6)
90 days or more past due loans, still accruing interest(1)	2,949	7,954	2,839	(62.9)	3.9
Total non-performing loans	67,715	61,429	68,015	10.2	(0.4)
Accruing troubled debt restructurings ("TDRs")	1,741	1,760	1,813	(1.1)	(4.0)
OREO	12,244	12,892	19,873	(5.0)	(38.4)
Total non-performing assets	$81,700	$76,081	$89,701	7.4	(8.9)
30-89 days past due loans(1)	$46,257	$39,171	$28,868
Non-accrual loans to total loans	0.59%	0.49%	0.63%
Non-performing loans to total loans	0.61%	0.56%	0.65%
Non-performing assets to total loans plus OREO	0.74%	0.70%	0.86%
Allowance for credit losses	$100,925	$97,691	$95,814
Allowance for credit losses to total loans(2)	0.91%	0.90%	0.92%
Allowance for credit losses to loans, excluding acquired loans	1.01%	1.00%	1.09%
Allowance for credit losses to non-accrual loans	155.83%	182.69%	147.01%

(1) Purchased credit impaired loans with an accretable yield are considered current and are not included in past due loan totals.
(2) This ratio includes acquired loans that are recorded at fair value through an acquisition adjustment, which incorporates credit risk as of the acquisition date with no allowance for credit losses being established at that time. As the acquisition adjustment is accreted into income over future periods, an allowance for credit losses on acquired loans is established as necessary to reflect credit deterioration.
Total non-performing assets represented 0.74% of total loans and OREO at September 30, 2018 compared to 0.70% and 0.86% at June 30, 2018 and September 30, 2017, respectively. Non-accrual loans increased by $11.3 million from the second quarter of 2018, due primarily to the transfer of one corporate performing potential problem loan to non-accrual status during the third quarter of 2018. The Company has established a specific reserve and implemented a remediation plan associated with this borrower. The decline in OREO compared to September 30, 2017 resulted from sales of OREO properties.
The allowance for credit losses to total loans was 0.91% at September 30, 2018, consistent with June 30, 2018 and September 30, 2017.

Charge-Off Data
(Dollar amounts in thousands)

	Quarters Ended
	September 30, 2018	% of Total	June 30, 2018	% of Total	September 30, 2017	% of Total
Net loan charge-offs(1)
Commercial and industrial	$5,230	65.2	$7,081	72.4	$8,237	107.4
Agricultural	631	7.9	828	8.5	—	—
Office, retail, and industrial	596	7.4	279	2.9	(1,811)	(23.6)
Multi-family	1	—	4	—	(2)	—
Construction	(4)	—	(8)	(0.1)	(25)	(0.3)
Other commercial real estate	23	0.3	(358)	(3.7)	(19)	(0.2)
Consumer	1,537	19.2	1,951	20.0	1,286	16.7
Total net loan charge-offs	$8,014	100.0	$9,777	100.0	$7,666	100.0
Total recoveries included above	$1,250		$1,532		$2,900
Net loan charge-offs to average loans:
Quarter-to-date(1)	0.29%		0.36%		0.30%
Year-to-date(1)	0.42%		0.49%		0.19%
(1) Amounts represent charge-offs, net of recoveries.
Net loan charge-offs to average loans, annualized were 0.29%, down from 0.36% for the second quarter of 2018 and 0.30% for the third quarter of 2017.
DEPOSIT PORTFOLIO
Deposit Composition
(Dollar amounts in thousands)

	Average for the Quarters Ended			September 30, 2018 Percent Change From
	September 30, 2018	June 30, 2018	September 30, 2017	June 30, 2018	September 30, 2017
Demand deposits	$3,624,520	$3,621,645	$3,574,012	0.1	1.4
Savings deposits	2,003,928	2,060,066	2,040,609	(2.7)	(1.8)
NOW accounts	2,164,018	2,065,530	2,039,593	4.8	6.1
Money market accounts	1,772,821	1,759,313	1,928,962	0.8	(8.1)
Core deposits	9,565,287	9,506,554	9,583,176	0.6	(0.2)
Time deposits	1,993,361	1,871,666	1,559,966	6.5	27.8
Total deposits	$11,558,648	$11,378,220	$11,143,142	1.6	3.7

Average core deposits of $9.6 billion for the third quarter of 2018 were consistent with both prior periods presented. The increase in average time deposits compared to both prior periods was primarily driven by the continued success of promotions which started in 2017.

CAPITAL MANAGEMENT
Capital Ratios

	As of
	September 30, 2018	June 30, 2018	December 31, 2017	September 30, 2017
Company regulatory capital ratios:
Total capital to risk-weighted assets	12.32%	12.07%	12.15%	11.79%
Tier 1 capital to risk-weighted assets	10.34%	10.09%	10.10%	9.83%
Common equity Tier 1 ("CET1") to risk-weighted assets	9.93%	9.68%	9.68%	9.42%
Tier 1 capital to average assets	9.10%	8.95%	8.99%	9.04%
Company tangible common equity ratios(1)(2):
Tangible common equity to tangible assets	8.21%	8.04%	8.33%	8.25%
Tangible common equity, excluding accumulated other comprehensive income ("AOCI"), to tangible assets	8.74%	8.50%	8.58%	8.53%
Tangible common equity to risk-weighted assets	9.33%	9.16%	9.31%	9.02%
(1) These ratios are not subject to formal Federal Reserve regulatory guidance.
(2) Tangible common equity ("TCE") represents common stockholders' equity less goodwill and identifiable intangible assets. For details of the calculation of these ratios, see the sections titled, "Non-GAAP Financial Information" and "Non-GAAP Reconciliations" presented later in this release.
The Company's regulatory capital ratios increased compared to all prior periods as a result of strong earnings, partially offset by the impact of loan growth on risk-weighted assets. In addition, compared to September 30, 2017, the Company's regulatory capital ratios benefited from the sale of its trust-preferred collateralized debt obligations portfolio during the fourth quarter of 2017, partly offset by the phase-in of certain regulatory capital calculation provisions.
The Board of Directors approved a quarterly cash dividend of $0.11 per common share during the third quarter of 2018, which is consistent with the second quarter of 2018 and follows a dividend increase from $0.10 to $0.11 per common share during the first quarter of 2018. This dividend represents the 143rd consecutive cash dividend paid by the Company since its inception in 1983.
Conference Call
A conference call to discuss the Company's results, outlook, and related matters will be held on Wednesday, October 24, 2018 at 11:00 A.M. (ET). Members of the public who would like to listen to the conference call should dial (877) 507-0639 (U.S. domestic) or (412) 317-6003 (International) and ask for the First Midwest Bancorp, Inc. Earnings Conference Call. The number should be dialed 10 to 15 minutes prior to the start of the conference call. There is no charge to access the call. The conference call will also be accessible as an audio webcast through the Investor Relations section of the Company's website, www.firstmidwest.com/investorrelations. For those unable to listen to the live broadcast, a replay will be available on the Company's website or by dialing (877) 344-7529 (U.S. domestic) or (412) 317-0088 (International) conference ID 10124799 beginning one hour after completion of the live call until 9:00 A.M. (ET) on November 7, 2018. Please direct any questions regarding obtaining access to the conference call to First Midwest Bancorp, Inc. Investor Relations, via e-mail, at investor.relations@firstmidwest.com.
Press Release, Presentation Materials, and Additional Information Available on Website
This press release, the presentation materials to be discussed during the conference call, and the accompanying unaudited Selected Financial Information are available through the "Investor Relations" section of First Midwest's website at www.firstmidwest.com/investorrelations.
Forward-Looking Statements
This press release, as well as any oral statements made by or on behalf of First Midwest, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by the use of words such as "may," "might," "will," "would," "should," "could," "expect," "plan," "intend," "anticipate," "believe," "estimate," "outlook," "predict," "project," "probable," "potential," "possible," "target," "continue," "look forward," or "assume" and words of similar import. Forward-looking statements are not historical facts or guarantees of future performance but instead express only management's beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management's control. It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements. First Midwest cautions you not to place undue reliance on these statements. Forward-looking statements are made only as of the date of this press release, and First Midwest undertakes no obligation to update any forward-looking statements contained in this press release to reflect new information or events or conditions after the date hereof.
Forward-looking statements may be deemed to include, among other things, statements relating to our future financial performance, including the related outlook for 2018, the performance of our loan or securities portfolio, the expected amount of future credit reserves or charge-offs, corporate strategies or objectives, including the impact of certain actions and initiatives, First Midwest's "Delivering Excellence" initiative, including actions, goals, and expectations, as well as costs and benefits therewith and the timing thereof, anticipated trends in our business, regulatory developments, the impact of federal income tax reform legislation, acquisition transactions, including estimated synergies, cost savings and financial benefits of consummated transactions, and growth strategies, including possible future acquisitions. These statements are subject to certain risks, uncertainties and assumptions. For a discussion of these risks, uncertainties and assumptions, you should refer to the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, as well as our subsequent filings made with the Securities and Exchange Commission ("SEC"). However, these risks and uncertainties are not exhaustive. Other sections of such reports describe additional factors that could adversely impact our business and financial performance.
Non-GAAP Financial Information
The Company's accounting and reporting policies conform to U.S. generally accepted accounting principles ("GAAP") and general practices within the banking industry. As a supplement to GAAP, the Company provides non-GAAP performance results, which the Company believes are useful because they assist investors in assessing the Company's operating performance. These non-GAAP financial measures include EPS, adjusted, the efficiency ratio, return on average assets, adjusted, tax-equivalent net interest income (including its individual components), tax-equivalent net interest margin, tax-equivalent net interest margin, adjusted, noninterest income, adjusted, noninterest expense, adjusted, effective income tax rate, adjusted, tangible common equity to tangible assets, tangible common equity, excluding AOCI, to tangible assets, tangible common equity to risk-weighted assets, return on average common equity, adjusted, return on average tangible common equity, and return on average tangible common equity, adjusted.
The Company presents EPS, the efficiency ratio, return on average assets, return on average common equity, and return on average tangible common equity, all adjusted for certain significant transactions. These transactions include certain income tax benefits aligned with tax reform (third quarter of 2018), Delivering Excellence implementation costs (third and second quarters of 2018), acquisition and integration related expenses associated with completed and pending acquisitions (third quarters of 2018 and 2017), the revaluations of DTAs (third and fourth quarters of 2017), certain actions resulting in securities losses and gains (third and fourth quarters of 2017), and a special bonus to colleagues and charitable contributions to the First Midwest Charitable Foundation (fourth quarter of 2017). Management believes excluding these transactions from EPS, the efficiency ratio, return on average assets, return on average common equity, and return on average tangible common equity may be useful in assessing the Company's underlying operational performance since these transactions do not pertain to its core business operations and their exclusion may facilitate better comparability between periods. Management believes that excluding acquisition and integration related expenses from these metrics may be useful to the Company, as well as analysts and investors, since these expenses can vary significantly based on the size, type, and structure of each acquisition. Additionally, management believes excluding these transactions from these metrics may enhance comparability for peer comparison purposes.
The Company presents noninterest income, adjusted, which excludes the accounting reclassification and net securities gains, and noninterest expense, adjusted, which excludes the accounting reclassification, Delivering Excellence implementation costs, and acquisition and integration related expenses. In addition, the Company presents the effective income tax rate, adjusted, which excludes certain income tax benefits aligned with tax reform and the revaluations of DTAs. Management believes that excluding these items from noninterest income, noninterest expense, and the effective income tax rate may be useful in assessing the Company’s underlying operational performance as these items either do not pertain to its core business operations or their exclusion may facilitate better comparability between periods and for peer comparison purposes.
The tax-equivalent adjustment to net interest income and net interest margin recognizes the income tax savings when comparing taxable and tax-exempt assets. Interest income and yields on tax-exempt securities and loans subsequent to December 31, 2017 are presented using the current federal income tax rate of 21% and prior periods are computed using the federal income tax rate applicable at that time of 35%. Management believes that it is standard practice in the banking industry to present net interest income and net interest margin on a fully tax-equivalent basis and that it may enhance comparability for peer comparison purposes. In addition, management believes that presenting tax-equivalent net interest margin, adjusted, may enhance comparability for peer comparison purposes and is useful to the Company, as well as analysts and investors, since acquired loan accretion income may fluctuate based on the size of each acquisition, as well as from period to period.

In management's view, tangible common equity measures are capital adequacy metrics that may be meaningful to the Company, as well as analysts and investors, in assessing the Company's use of equity and in facilitating comparisons with peers. These non-GAAP measures are valuable indicators of a financial institution's capital strength since they eliminate intangible assets from stockholders' equity and retain the effect of accumulated other comprehensive loss in stockholders' equity.
Although intended to enhance investors' understanding of the Company's business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. In addition, these non-GAAP financial measures may differ from those used by other financial institutions to assess their business and performance. See the previously provided tables and the following reconciliations in the "Non-GAAP Reconciliations" section for details on the calculation of these measures to the extent presented herein.
About the Company
First Midwest is a relationship-focused financial institution and one of the largest independent publicly-traded bank holding companies based on assets headquartered in Chicago and the Midwest, with approximately $15 billion in assets and $11 billion in trust assets under management. First Midwest's principal subsidiary, First Midwest Bank, and other affiliates provide a full range of commercial, treasury management, equipment leasing, retail, wealth management, trust and private banking products and services through locations in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. First Midwest's common stock is traded on the NASDAQ Stock Market under the symbol FMBI. First Midwest's website is www.firstmidwest.com.
Contact Information

Investors:	Patrick S. Barrett EVP and Chief Financial Officer (708) 831-7231 pat.barrett@firstmidwest.com

Accompanying Unaudited Selected Financial Information

Consolidated Statements of Financial Condition (Unaudited) (Dollar amounts in thousands)

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017
Period-End Balance Sheet
Assets
Cash and due from banks	$185,239	$181,482	$150,138	$192,800	$174,147
Interest-bearing deposits in other banks	111,360	192,785	84,898	153,770	252,753
Trading securities, at fair value(1)	—	—	—	20,447	20,425
Equity securities, at fair value(1)	29,046	28,441	28,513	—	—
Securities available-for-sale, at fair value(1)	2,179,410	2,142,865	2,040,950	1,884,209	1,732,984
Securities held-to-maturity, at amortized cost	12,673	13,042	13,400	13,760	14,638
FHLB and FRB stock	87,728	82,778	80,508	69,708	69,708
Loans:
Commercial and industrial	3,994,142	3,844,067	3,659,066	3,529,914	3,462,612
Agricultural	432,220	433,175	435,734	430,886	437,721
Commercial real estate:
Office, retail, and industrial	1,782,757	1,834,918	1,931,202	1,979,820	1,960,367
Multi-family	698,611	703,091	695,830	675,463	711,101
Construction	632,779	633,601	585,766	539,820	545,666
Other commercial real estate	1,348,831	1,337,396	1,363,238	1,358,515	1,391,241
Home equity	853,887	847,903	881,534	827,055	847,209
1-4 family mortgages	888,797	880,181	798,902	774,357	711,607
Installment	418,524	377,233	325,502	321,982	322,768
Total loans	11,050,548	10,891,565	10,676,774	10,437,812	10,390,292
Allowance for loan losses	(99,925)	(96,691)	(94,854)	(95,729)	(94,814)
Net loans	10,950,623	10,794,874	10,581,920	10,342,083	10,295,478
OREO	12,244	12,892	17,472	20,851	19,873
Premises, furniture, and equipment, net	126,389	127,024	126,348	123,316	131,295
Investment in bank-owned life insurance ("BOLI")	284,074	282,664	281,285	279,900	279,639
Goodwill and other intangible assets	751,248	753,020	754,814	754,757	750,436
Accrued interest receivable and other assets	231,465	206,209	219,725	221,451	525,766
Total assets	$14,961,499	$14,818,076	$14,379,971	$14,077,052	$14,267,142
Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$3,618,384	$3,667,847	$3,527,081	$3,576,190	$3,580,922
Interest-bearing deposits	7,908,730	7,824,416	7,618,941	7,477,135	7,627,575
Total deposits	11,527,114	11,492,263	11,146,022	11,053,325	11,208,497
Borrowed funds	1,073,546	981,044	950,688	714,884	700,536
Senior and subordinated debt	195,595	195,453	195,312	195,170	195,028
Accrued interest payable and other liabilities	247,569	265,753	218,662	248,799	297,951
Stockholders' equity	1,917,675	1,883,563	1,869,287	1,864,874	1,865,130
Total liabilities and stockholders' equity	$14,961,499	$14,818,076	$14,379,971	$14,077,052	$14,267,142
Stockholders' equity, excluding accumulated other comprehensive income ("AOCI")	$1,992,808	$1,947,963	$1,926,818	$1,897,910	$1,903,166
Stockholders' equity, common	1,917,675	1,883,563	1,869,287	1,864,874	1,865,130
Footnote to Consolidated Statements of Financial Condition

(1)
As a result of accounting guidance adopted in the first quarter of 2018, equity securities are no longer presented within trading securities or securities available-for-sale and are now presented as equity securities in the Consolidated Statements of Financial Condition for periods subsequent to December 31, 2017.

Condensed Consolidated Statements of Income (Unaudited) (Dollar amounts in thousands)

	Quarters Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2018	2018	2018	2017	2017	2018	2017
Income Statement
Interest income	$149,532	$142,088	$131,345	$129,585	$129,916	$422,965	$380,131
Interest expense	17,505	14,685	12,782	10,254	10,023	44,972	27,458
Net interest income	132,027	127,403	118,563	119,331	119,893	377,993	352,673
Provision for loan losses	11,248	11,614	15,181	8,024	10,109	38,043	23,266
Net interest income after provision for loan losses	120,779	115,789	103,382	111,307	109,784	339,950	329,407
Noninterest Income
Service charges on deposit accounts	12,378	12,058	11,652	12,289	12,561	36,088	36,079
Wealth management fees	10,622	10,981	10,958	10,967	10,169	32,561	30,354
Card-based fees, net(1):
Card-based fees	5,975	6,270	5,692	6,052	5,992	17,937	22,940
Cardholder expenses	(1,852)	(1,876)	(1,759)	—	—	(5,487)	—
Card-based fees, net	4,123	4,394	3,933	6,052	5,992	12,450	22,940
Capital market products income	1,936	2,819	1,558	1,986	2,592	6,313	6,185
Mortgage banking income	1,657	1,736	2,397	2,352	2,246	5,790	5,779
Merchant servicing fees, net(1):
Merchant servicing fees	2,702	2,553	2,237	1,771	2,237	7,492	8,569
Merchant card expenses	(2,315)	(2,170)	(1,907)	—	—	(6,392)	—
Merchant servicing fees, net	387	383	330	1,771	2,237	1,100	8,569
Other service charges, commissions, and fees	2,399	2,455	2,218	2,369	2,508	7,072	7,474
Total fee-based revenues	33,502	34,826	33,046	37,786	38,305	101,374	117,380
Other income	2,164	2,121	2,471	2,476	1,846	6,756	7,383
Net securities (losses) gains	—	—	—	(5,357)	3,197	—	3,481
Total noninterest income	35,666	36,947	35,517	34,905	43,348	108,130	128,244
Noninterest Expense
Salaries and employee benefits:
Salaries and wages	44,067	46,256	45,830	48,204	45,219	136,153	134,303
Retirement and other employee benefits	10,093	11,676	10,957	10,204	10,419	32,726	31,682
Total salaries and employee benefits	54,160	57,932	56,787	58,408	55,638	168,879	165,985
Net occupancy and equipment expense	13,183	13,651	13,773	12,826	12,115	40,607	36,925
Professional services	7,944	8,298	7,580	7,616	8,498	23,822	26,073
Technology and related costs	4,763	4,837	4,771	4,645	4,505	14,371	13,423
Advertising and promotions	3,526	2,061	1,650	4,083	1,852	7,237	4,611
Net OREO expense	(413)	(256)	1,068	695	657	399	3,988
Merchant card expenses(1)	—	—	—	1,423	1,737	—	6,954
Cardholder expenses(1)	—	—	—	1,915	1,962	—	5,408
Other expenses	11,015	11,878	9,953	10,715	9,842	32,846	30,093
Delivering Excellence implementation costs	2,239	15,015	—	—	—	17,254	—
Acquisition and integration related expenses	60	—	—	—	384	60	20,123
Total noninterest expense	96,477	113,416	95,582	102,326	97,190	305,475	313,583
Income before income tax expense	59,968	39,320	43,317	43,886	55,942	142,605	144,068
Income tax expense	6,616	9,720	9,807	41,539	17,707	26,143	48,028
Net income	$53,352	$29,600	$33,510	$2,347	$38,235	$116,462	$96,040
Net income applicable to common shares	$52,911	$29,360	$33,199	$2,341	$37,895	$115,470	$95,130
Net income applicable to common shares, adjusted(2)	46,837	40,621	33,199	34,131	33,390	120,657	102,468
Footnotes to Condensed Consolidated Statements of Income

(1)
As a result of accounting guidance adopted in the first quarter of 2018, certain noninterest income line items and related noninterest expense line items that are presented on a gross basis for periods prior to December 31, 2017 are now presented on a net basis in noninterest income for periods subsequent to December 31, 2017.

(2)	See the "Non-GAAP Reconciliations" section for the detailed calculation.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2018	2018	2018	2017	2017	2018	2017
EPS
Basic EPS	$0.52	$0.29	$0.33	$0.02	$0.37	$1.13	$0.94
Diluted EPS	$0.52	$0.29	$0.33	$0.02	$0.37	$1.13	$0.94
Diluted EPS, adjusted(1)	$0.46	$0.40	$0.33	$0.34	$0.33	$1.18	$1.01
Common Stock and Related Per Common Share Data
Book value	$18.61	$18.28	$18.13	$18.16	$18.16	$18.61	$18.16
Tangible book value	$11.32	$10.97	$10.81	$10.81	$10.85	$11.32	$10.85
Dividends declared per share	$0.11	$0.11	$0.11	$0.10	$0.10	$0.33	$0.29
Closing price at period end	$26.59	$25.47	$24.59	$24.01	$23.42	$26.59	$23.42
Closing price to book value	1.4	1.4	1.4	1.3	1.3	1.4	1.3
Period end shares outstanding	103,058	103,059	103,092	102,717	102,722	103,058	102,722
Period end treasury shares	9,301	9,297	9,261	9,634	9,626	9,301	9,626
Common dividends	$11,326	$11,333	$11,349	$10,278	$10,411	$34,008	$29,793
Key Ratios/Data
Return on average common equity(2)	10.99%	6.23%	7.19%	0.49%	8.10%	8.16%	7.00%
Return on average common equity, adjusted(1)(2)	9.73%	8.62%	7.19%	7.20%	7.14%	8.53%	7.54%
Return on average tangible common equity(2)	18.60%	10.83%	12.50%	1.20%	14.02%	14.03%	12.40%
Return on average tangible common equity, adjusted(1)(2)	16.51%	14.81%	12.50%	12.35%	12.41%	14.64%	13.32%
Return on average assets(2)	1.42%	0.81%	0.96%	0.07%	1.07%	1.07%	0.92%
Return on average assets, adjusted(1)(2)	1.26%	1.12%	0.96%	0.96%	0.95%	1.12%	0.99%
Loans to deposits	95.87%	94.77%	95.79%	94.43%	92.70%	95.87%	92.70%
Efficiency ratio(1)	56.03%	59.65%	60.96%	60.78%	59.32%	58.81%	59.86%
Efficiency ratio (prior presentation)(1)(3)	N/A	N/A	N/A	60.32%	58.97%	N/A	59.52%
Net interest margin(2)(4)	3.92%	3.91%	3.80%	3.84%	3.86%	3.88%	3.88%
Yield on average interest-earning assets(2)(4)	4.44%	4.35%	4.20%	4.16%	4.18%	4.34%	4.17%
Cost of funds(2)(5)	0.55%	0.47%	0.43%	0.34%	0.33%	0.48%	0.31%
Net noninterest expense to average assets(2)	1.62%	2.10%	1.72%	1.74%	1.60%	1.81%	1.81%
Effective income tax rate	11.03%	24.72%	22.64%	94.65%	31.65%	18.33%	33.34%
Effective income tax rate, adjusted(1)	24.04%	24.72%	22.64%	34.14%	36.74%	23.80%	35.31%
Capital Ratios
Total capital to risk-weighted assets(1)	12.32%	12.07%	12.07%	12.15%	11.79%	12.32%	11.79%
Tier 1 capital to risk-weighted assets(1)	10.34%	10.09%	10.07%	10.10%	9.83%	10.34%	9.83%
CET1 to risk-weighted assets(1)	9.93%	9.68%	9.65%	9.68%	9.42%	9.93%	9.42%
Tier 1 capital to average assets(1)	9.10%	8.95%	9.07%	8.99%	9.04%	9.10%	9.04%
Tangible common equity to tangible assets(1)	8.21%	8.04%	8.18%	8.33%	8.25%	8.21%	8.25%
Tangible common equity, excluding AOCI, to tangible assets(1)	8.74%	8.50%	8.60%	8.58%	8.53%	8.74%	8.53%
Tangible common equity to risk -weighted assets(1)	9.33%	9.16%	9.18%	9.31%	9.02%	9.33%	9.02%
Note: Selected Financial Information footnotes are located at the end of this section.

Selected Financial Information (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2018	2018	2018	2017	2017	2018	2017
Asset Quality Performance Data
Non-performing assets
Commercial and industrial	$37,981	$22,672	$43,974	$40,580	$41,504	$37,981	$41,504
Agricultural	2,104	2,992	4,086	219	380	2,104	380
Commercial real estate:
Office, retail, and industrial	6,685	9,007	12,342	11,560	12,221	6,685	12,221
Multi-family	3,184	3,551	144	377	153	3,184	153
Construction	208	208	208	209	146	208	146
Other commercial real estate	4,578	5,288	4,088	3,621	2,239	4,578	2,239
Consumer	10,026	9,757	10,173	10,358	8,533	10,026	8,533
Total non-accrual loans	64,766	53,475	75,015	66,924	65,176	64,766	65,176
90 days or more past due loans, still accruing interest	2,949	7,954	4,633	3,555	2,839	2,949	2,839
Total non-performing loans	67,715	61,429	79,648	70,479	68,015	67,715	68,015
Accruing TDRs	1,741	1,760	1,778	1,796	1,813	1,741	1,813
OREO	12,244	12,892	17,472	20,851	19,873	12,244	19,873
Total non-performing assets	$81,700	$76,081	$98,898	$93,126	$89,701	$81,700	$89,701
30-89 days past due loans	$46,257	$39,171	$42,573	$39,725	$28,868	$46,257	$28,868
Allowance for credit losses
Allowance for loan losses	$99,925	$96,691	$94,854	$95,729	$94,814	$99,925	$94,814
Reserve for unfunded commitments	1,000	1,000	1,000	1,000	1,000	1,000	1,000
Total allowance for credit losses	$100,925	$97,691	$95,854	$96,729	$95,814	$100,925	$95,814
Provision for loan losses	$11,248	$11,614	$15,181	$8,024	$10,109	$38,043	$23,266
Net charge-offs by category
Commercial and industrial	$5,230	$7,081	$13,149	$5,635	$8,237	$25,460	$11,852
Agricultural	631	828	983	(102)	—	2,442	1,350
Commercial real estate:
Office, retail, and industrial	596	279	364	(78)	(1,811)	1,239	(2,667)
Multi-family	1	4	—	(3)	(2)	5	(36)
Construction	(4)	(8)	(13)	(12)	(25)	(25)	(220)
Other commercial real estate	23	(358)	30	(5)	(19)	(305)	516
Consumer	1,537	1,951	1,543	1,674	1,286	5,031	3,740
Total net charge-offs	$8,014	$9,777	$16,056	$7,109	$7,666	$33,847	$14,535
Total recoveries included above	$1,250	$1,532	$1,029	$2,011	$2,900	$3,811	$7,168
Note: Selected Financial Information footnotes are located at the end of this section.

Selected Financial Information (Unaudited)

	As of or for the
	Quarters Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017
Asset quality ratios
Non-accrual loans to total loans	0.59%	0.49%	0.70%	0.64%	0.63%
Non-performing loans to total loans	0.61%	0.56%	0.75%	0.68%	0.65%
Non-performing assets to total loans plus OREO	0.74%	0.70%	0.92%	0.89%	0.86%
Non-performing assets to tangible common equity plus allowance for credit losses	6.45%	6.19%	8.17%	7.72%	7.41%
Non-accrual loans to total assets	0.43%	0.36%	0.52%	0.48%	0.46%
Allowance for credit losses and net charge-off ratios
Allowance for credit losses to total loans(6)	0.91%	0.90%	0.90%	0.93%	0.92%
Allowance for credit losses to loans, excluding acquired loans	1.01%	1.00%	1.01%	1.07%	1.09%
Allowance for credit losses to non-accrual loans	155.83%	182.69%	127.78%	144.54%	147.01%
Allowance for credit losses to non-performing loans	149.04%	159.03%	120.35%	137.25%	140.87%
Net charge-offs to average loans(2)	0.29%	0.36%	0.62%	0.27%	0.30%
Footnotes to Selected Financial Information

(1)	See the "Non-GAAP Reconciliations" section for the detailed calculation.

(2)	Annualized based on the actual number of days for each period presented.

(3)
Presented as calculated prior to March 31, 2018, which included a tax-equivalent adjustment for BOLI. Management believes that removing this adjustment from the current calculation of this metric enhances comparability for peer comparison purposes.

(4)
Presented on a tax-equivalent basis, assuming the applicable federal income tax rate for each period presented. As a result, interest income and yields on tax-exempt securities and loans subsequent to December 31, 2017 are presented using the current federal income tax rate of 21% and prior periods are computed using the federal income tax rate applicable at that time of 35%.

(5)	Cost of funds expresses total interest expense as a percentage of total average funding sources.

(6)
This ratio includes acquired loans that are recorded at fair value through an acquisition adjustment, which incorporates credit risk, as of the acquisition date with no allowance for credit losses being established at that time. As the acquisition adjustment is accreted into income over future periods, an allowance for credit losses is established on acquired loans as necessary to reflect credit deterioration.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	Quarters Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2018	2018	2018	2017	2017	2018	2017
EPS
Net income	$53,352	$29,600	$33,510	$2,347	$38,235	$116,462	$96,040
Net income applicable to non- vested restricted shares	(441)	(240)	(311)	(6)	(340)	(992)	(910)
Net income applicable to common shares	52,911	29,360	33,199	2,341	37,895	115,470	95,130
Adjustments to net income:
Income tax benefits(1)	(7,798)	—	—	—	—	(7,798)	—
Delivering Excellence implementation costs	2,239	15,015	—	—	—	17,254	—
Tax effect of Delivering Excellence implementation costs	(560)	(3,754)	—	—	—	(4,314)	—
Acquisition and integration related expenses	60	—	—	—	384	60	20,123
Tax effect of acquisition and integration related expenses	(15)	—	—	—	(157)	(15)	(8,053)
DTA revaluation	—	—	—	26,555	(2,846)	—	(2,846)
Losses (gains) from securities portfolio repositioning	—	—	—	5,357	(3,197)	—	(3,197)
Tax effect of losses (gains) from securities portfolio repositioning	—	—	—	(2,196)	1,311	—	1,311
Special bonus	—	—	—	1,915	—	—	—
Tax effect of special bonus	—	—	—	(785)	—	—	—
Charitable contribution	—	—	—	1,600	—	—	—
Tax effect of charitable contribution	—	—	—	(656)	—	—	—
Total adjustments to net income, net of tax	(6,074)	11,261	—	31,790	(4,505)	5,187	7,338
Net income applicable to common shares, adjusted(2)	$46,837	$40,621	$33,199	$34,131	$33,390	$120,657	$102,468
Weighted-average common shares outstanding:
Weighted-average common shares outstanding (basic)	102,178	102,159	101,922	101,766	101,752	102,087	101,307
Dilutive effect of common stock equivalents	—	—	16	21	20	5	20
Weighted-average diluted common shares outstanding	102,178	102,159	101,938	101,787	101,772	102,092	101,327
Basic EPS	$0.52	$0.29	$0.33	$0.02	$0.37	$1.13	$0.94
Diluted EPS	$0.52	$0.29	$0.33	$0.02	$0.37	$1.13	$0.94
Diluted EPS, adjusted(2)	$0.46	$0.40	$0.33	$0.34	$0.33	$1.18	$1.01
Anti-dilutive shares not included in the computation of diluted EPS	—	—	110	190	190	36	242
Effective Tax Rate
Income before income tax expense	$59,968	$39,320	$43,317	$43,886	$55,942	$142,605	$144,068
Income tax expense	$6,616	$9,720	$9,807	$41,539	$17,707	$26,143	$48,028
Income tax benefits(1)	7,798	—	—	—	—	7,798	—
DTA revaluation	—	—	—	(26,555)	2,846	—	2,846
Income tax expense, adjusted	$14,414	$9,720	$9,807	$14,984	$20,553	$33,941	$50,874
Effective income tax rate	11.03%	24.72%	22.64%	94.65%	31.65%	18.33%	33.34%
Effective income tax rate, adjusted	24.04%	24.72%	22.64%	34.14%	36.74%	23.80%	35.31%

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended					Nine Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2018	2018	2018	2017	2017	2018	2017
Return on Average Common and Tangible Common Equity
Net income applicable to common shares	$52,911	$29,360	$33,199	$2,341	$37,895	$115,470	$95,130
Intangibles amortization	1,772	1,794	1,802	1,806	1,931	5,368	6,059
Tax effect of intangibles amortization	(443)	(449)	(508)	(740)	(792)	(1,400)	(2,424)
Net income applicable to common shares, excluding intangibles amortization	54,240	30,705	34,493	3,407	39,034	119,438	98,765
Total adjustments to net income, net of tax(2)	(6,074)	11,261	—	31,790	(4,505)	5,187	7,338
Net income applicable to common shares, adjusted(2)	$48,166	$41,966	$34,493	$35,197	$34,529	$124,625	$106,103
Average stockholders' equity	$1,909,330	$1,890,727	$1,873,419	$1,880,265	$1,855,647	$1,891,290	$1,816,911
Less: average intangible assets	(752,109)	(753,887)	(753,870)	(749,700)	(751,366)	(753,282)	(751,828)
Average tangible common equity	$1,157,221	$1,136,840	$1,119,549	$1,130,565	$1,104,281	$1,138,008	$1,065,083
Return on average common equity(3)	10.99%	6.23%	7.19%	0.49%	8.10%	8.16%	7.00%
Return on average common equity, adjusted(2)(3)	9.73%	8.62%	7.19%	7.20%	7.14%	8.53%	7.54%
Return on average tangible common equity(3)	18.60%	10.83%	12.50%	1.20%	14.02%	14.03%	12.40%
Return on average tangible common equity, adjusted(2)(3)	16.51%	14.81%	12.50%	12.35%	12.41%	14.64%	13.32%
Return on Average Assets
Net income	$53,352	$29,600	$33,510	$2,347	$38,235	$116,462	$96,040
Total adjustments to net income, net of tax(2)	(6,074)	11,261	—	31,790	(4,505)	5,187	7,338
Net income, adjusted(2)	$47,278	$40,861	$33,510	$34,137	$33,730	$121,649	$103,378
Average assets	$14,894,670	$14,605,715	$14,187,053	$14,118,625	$14,155,766	$14,565,071	$13,931,679
Return on average assets(3)	1.42%	0.81%	0.96%	0.07%	1.07%	1.07%	0.92%
Return on average assets, adjusted(2)(3)	1.26%	1.12%	0.96%	0.96%	0.95%	1.12%	0.99%
Efficiency Ratio Calculation
Noninterest expense	$96,477	$113,416	$95,582	$102,326	$97,190	$305,475	$313,583
Less:
Net OREO expense	413	256	(1,068)	(695)	(657)	(399)	(3,988)
Delivering Excellence implementation costs	(2,239)	(15,015)	—	—	—	(17,254)	—
Acquisition and integration related expenses	(60)	—	—	—	(384)	(60)	(20,123)
Special bonus	—	—	—	(1,915)	—	—	—
Charitable contribution	—	—	—	(1,600)	—	—	—
Total	$94,591	$98,657	$94,514	$98,116	$96,149	$287,762	$289,472
Tax-equivalent net interest income(4)	$133,161	$128,442	$119,538	$121,154	$121,935	$381,141	$358,811
Noninterest income	35,666	36,947	35,517	34,905	43,348	108,130	128,244
Less: net securities losses (gains)	—	—	—	5,357	(3,197)	—	(3,481)
Total	$168,827	$165,389	$155,055	$161,416	$162,086	$489,271	$483,574
Efficiency ratio	56.03%	59.65%	60.96%	60.78%	59.32%	58.81%	59.86%

Note: Non-GAAP Reconciliations footnotes are located at the end of this section.

Non-GAAP Reconciliations (Unaudited) (Amounts in thousands, except per share data)

	As of or for the
	Quarters Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2018	2018	2018	2017	2017
Risk-Based Capital Data
Common stock	$1,124	$1,124	$1,123	$1,123	$1,123
Additional paid-in capital	1,028,635	1,025,703	1,021,923	1,031,870	1,029,002
Retained earnings	1,164,133	1,122,107	1,103,840	1,074,990	1,082,921
Treasury stock, at cost	(201,084)	(200,971)	(200,068)	(210,073)	(209,880)
Goodwill and other intangible assets, net of deferred tax liabilities	(751,248)	(753,020)	(754,814)	(743,327)	(738,645)
Disallowed DTAs	—	(389)	(522)	(644)	(275)
CET1 capital	1,241,560	1,194,554	1,171,482	1,153,939	1,164,246
Trust-preferred securities	50,690	50,690	50,690	50,690	50,690
Other disallowed DTAs	—	(97)	(131)	(161)	(69)
Tier 1 capital	1,292,250	1,245,147	1,222,041	1,204,468	1,214,867
Tier 2 capital	248,118	244,795	242,870	243,656	242,652
Total capital	$1,540,368	$1,489,942	$1,464,911	$1,448,124	$1,457,519
Risk-weighted assets	$12,500,342	$12,345,200	$12,135,662	$11,920,372	$12,362,833
Adjusted average assets	$14,202,776	$13,907,100	$13,472,294	$13,404,998	$13,439,744
Total capital to risk-weighted assets	12.32%	12.07%	12.07%	12.15%	11.79%
Tier 1 capital to risk-weighted assets	10.34%	10.09%	10.07%	10.10%	9.83%
CET1 to risk-weighted assets	9.93%	9.68%	9.65%	9.68%	9.42%
Tier 1 capital to average assets	9.10%	8.95%	9.07%	8.99%	9.04%
Tangible Common Equity
Stockholders' equity	$1,917,675	$1,883,563	$1,869,287	$1,864,874	$1,865,130
Less: goodwill and other intangible assets	(751,248)	(753,020)	(754,814)	(754,757)	(750,436)
Tangible common equity	1,166,427	1,130,543	1,114,473	1,110,117	1,114,694
Less: AOCI	75,133	64,400	57,531	33,036	38,036
Tangible common equity, excluding AOCI	$1,241,560	$1,194,943	$1,172,004	$1,143,153	$1,152,730
Total assets	$14,961,499	$14,818,076	$14,379,971	$14,077,052	$14,267,142
Less: goodwill and other intangible assets	(751,248)	(753,020)	(754,814)	(754,757)	(750,436)
Tangible assets	$14,210,251	$14,065,056	$13,625,157	$13,322,295	$13,516,706
Tangible common equity to tangible assets	8.21%	8.04%	8.18%	8.33%	8.25%
Tangible common equity, excluding AOCI, to tangible assets	8.74%	8.50%	8.60%	8.58%	8.53%
Tangible common equity to risk-weighted assets	9.33%	9.16%	9.18%	9.31%	9.02%

Footnotes to Non-GAAP Reconciliations

(1)	Includes certain income tax benefits aligned with tax reform.

(2)	Adjustments to net income for each period presented are detailed in the EPS non-GAAP reconciliation above. For additional discussion of adjustments, see the "Non-GAAP Financial Information" section.

(3)	Annualized based on the actual number of days for each period presented.

(4)
Presented on a tax-equivalent basis, assuming the applicable federal income tax rate for each period presented. As a result, interest income and yields on tax-exempt securities and loans subsequent to December 31, 2017 are presented using the current federal income tax rate of 21% and prior periods are computed using the federal income tax rate applicable at that time of 35%.